UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SILVERADO GOLD MINES LTD.
(Exact Name of Registrant as Specified in Its Chapter)

BRITISH COLUMBIA	98-0045034
(State of Incorporation)	(I.R.S. Employer Identification No.)

     Suite 505, 1111 West Georgia Street
Vancouver, British Columbia Canada V6E 4M3
Telephone: (604) 689-1535
(Address and Telephone Number of Principal Executive Offices)

2003 STOCK OPTION PLAN
(Full Title of the Plan)

SILVERADO GOLD MINES LTD.
Attention: Mr. Garry L. Anselmo, President
Suite 505, 1111 West Georgia Street
Vancouver, British Columbia Canada V6E 4M3
Telephone: (604) 689-1535
(Name, Address and Telephone Number of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount to be Registered (2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Shares	7,500,000 Shares	$0.1314 Per Share	$985,500	$79.73

(1) This registration statement covers the common shares of Silverado Gold Mines Ltd. issuable upon the exercise of options issued under our 2003 Stock Option Plan (the “Stock Option Plan”).

(2) This registration statement shall also cover an indeterminable number of additional shares of common stock which may become issuable under the Stock Option Plan by reason of any stock dividend, stock split, re-capitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding shares of common stock.

(3) The Proposed Maximum Offering Price Per Share is calculated in accordance with Rule 457(h) of the Securities Act of 1933, as amended, based upon: (i) the average exercise price of $0.1308 per share of outstanding options to purchase 6,400,000 shares that have been issued to date pursuant to our 2003 Stock Option Plan; and (ii) the market price of our common stock of $0.135 per share as of January 8, 2004 with respect of the remaining options to purchase 1,100,000 shares that may be granted pursuant to our 2003 Stock Option Plan. The Proposed Aggregate Maximum Aggregate Offering Price is based on the Proposed Maximum Offering Price Per Share times the total number of shares of Common Stock to be registered. These amounts are calculated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) under Securities Act of 1933, as amended.

Copies to:
MICHAEL H. TAYLOR
O’Neill & Taylor PLLC
435 Martin Street, Suite 1010
Blaine, WA 98230
(360) 332-3300

PART I

INFORMATION REQUIRED IN SECTION 10(A) PROSPECTUS

Item 1.     Plan Information.*

Item 2.     Registrant Information and Employee Plan Annual Information.*

*
Information required by Part I to be contained in Section 10(a) prospectus is omitted from the RegistrationStatement in accordance with Rule 428 under the Securities Act of 1933, and Note to Part I of Form S-8.

PART II

Item 3.     Incorporation of Documents by Reference.

The following documents filed by Silverado Gold Mines Ltd. (the “Company”), with the Securities and Exchange Commission are incorporated by reference into this Registration Statement:

(1)	The Company’s Annual Report on Form 10-KSB for the fiscal year ended November 30, 2002, filed with the Securities and Exchange Commission on February 28, 2003;
(2)	The Company’s Quarterly Report on Form 10-QSB for the fiscal quarter ended February 28, 2003, filed with the Securities and Exchange Commission on April 15, 2003;
(3)	The Company’s Quarterly Report on Form 10-QSB for the six months ended May 31, 2003 filed with the Securities and Exchange Commission on July 15, 2003;
(3)	The Company’s Quarterly Report on Form 10-QSB for the nine months ended August 31, 2003 filed with the Securities and Exchange Commission on October 15, 2003;
(4)
All other reports filed by the Company pursuant to Sections 13(a) or 15(d) of the Exchange Act subsequent to the filing of the Company’s Annual Report on Form 10-KSB with the Securities and Exchange Commission on February 28, 2003;

(5)
The description of the Company’s Common Stock which is contained in the Company’s Form 10 Registration Statement, filed with the Securities and Exchange Commission pursuant to Section 12(g) of the Securities Exchange Act of 1934 (the “Exchange Act”) under SEC File No. 0-12132 originally on May 11, 1984 and as amended through July 10, 1984.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents.

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.     Description of Securities.

The securities to be offered are registered under Section 12 of the Exchange Act of 1934.

Item 5.     Interests of Named Experts and Counsel.

No expert or counsel named in this prospectus as having prepared or certified any part of it or as having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the Company or any of its parents or subsidiaries. Nor was any such person connected with the Company or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Northwest Law Group, Barristers and Solicitors, independent legal counsel to the Company, has provided an opinion regarding the due authorization and valid issuance of the shares of Common Stock.

Item 6.     Indemnification of Directors and Officers.

The officers and directors of the Company are indemnified as provided by the Company Act of British Columbia (the “BC Company Act”) and the Articles of the Company.

The BC Company Act provides that a company, with the approval of the court, may indemnify a person who is a director or former director of the company, or as a director or former director of a corporation of which the company is or was a shareholder and the person’s heirs and personal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, actually and reasonably incurred by the person, including an amount paid to settle an action or satisfy a judgment in a civil or criminal or administrative action or proceeding to which the person is made a party because of being or having been a director, including an action brought by the company or corporation, if:

(a)	the person acted honestly and in good faith with a view to the best interests of the corporation of which the person is or was a director; and;
(b)	in the case of a criminal or administrative action or proceeding, the person had reasonable grounds for believing the person’s conduct was lawful.

The Articles of the Company provide that, subject to the provisions of the BC Company Act, the Company shall indemnify a director or former director of the Company and the Company may indemnify a director or former director of a corporation of which the Company is or was a shareholder and the heirs and personal representatives of any such person against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, actually or reasonably incurred by him or them in a civil, criminal or administrative action or proceeding to which he is or they are made a party by reason of his being or having been a director of the Company or a director of such corporation, including any action brought by the Company or any such corporation. Each director, on being elected or appointed, shall be deemed to have contracted with the Company on the terms of the foregoing indemnity.

The Articles of the Company also provide that, subject to the provisions of the BC Company Act, the directors may cause the Company to indemnify any officer, employee or agent of the Company or a corporation of which the Company is or was a shareholder (notwithstanding that he may also be a director) and his heirs and personal representatives against all costs, charges and expenses whatsoever incurred by him or them and resulting from his acting as an officer, employee or agent of the Company or such corporation. In addition, the Company shall indemnify the secretary and any assistant secretary of the Company if he is not a full-time employee of the Company and notwithstanding that he may also be a director and his respective heirs and legal representatives against all costs, charges and expenses whatsoever incurred by him or them and arising out of the functions assigned to the secretary by the BC Company Act or the Articles of the Company and the secretary and assistant secretary shall, upon being appointed, be deemed to have contracted with the Company on the terms of the foregoing indemnity.

Item 7.     Exemption from Registration Claimed.

Not applicable.

Item 8.     Exhibits.

Exhibit
Number	Description of Document

5.1	Opinion of Northwest Law Group, Barristers & Solicitors, regarding the due authorization and valid issuance of the shares of Common Stock, with consent to use.
10.1	2003 Stock Option Plan of Silverado Gold Mines Ltd.
23.1	Consent of Morgan & Company, Independent Accountants
24.1	Power of Attorney (included on the signature page of this registration statement).

Item 9.     Undertakings.

The Company hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration:
(1) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(2)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(3)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided however, that that paragraphs (a) (1) and (2) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference herein.

(b)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(2)
The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by the director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of the counsel the matter has been settled by controlling precedent, submit to the appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant, Silverado Gold Mines Ltd., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, British Columbia on the 8th day of January, 2004

SILVERADO GOLD MINES LTD.

By:	/s/ Garry Anselmo
GARRY L. ANSELMO, President
(Principal Executive Officer)
(Principal Accounting Officer)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Garry L. Anselmo, President as his true and lawful attorney-in-fact and agent with full power of substitution and re-substitution for him and his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement (including post-effective amendments or any abbreviated registration statements and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought) and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person hereby ratifying and confirming all that said attorney-in-fact, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following person in the capacities and on the date indicated.

Signature	Title	Date

/s/ Garry Anselmo	President & Director	January 8, 2004
GARRY L. ANSELMO	(Principal Executive Officer)
(Principal Accounting Officer)

/s/ Stuart McCulloch	Director	January 8, 2004
STUART MCCULLOCH

/s/ James Dixon	Director	January 8, 2004
JAMES F. DIXON